Exhibit 99.1

KFx ANNOUNCES INITIAL AGREEMENT WITH BECHTEL

DEAL ADVANCES FUTURE PLANT DEVELOPMENT

DENVER, September 21, 2006 - KFx Inc. (Amex: KFX) today announced that a Technical Services Agreement (TSA) has been signed with Bechtel Power Corporation for plant engineering standardization and design optimization of its K-FuelTM Refined Coal plants. The TSA provides for engineering services in the areas of architecture, civil/structural, mechanical, electrical, and controls, including subsystems engineering and design for the K-FuelTM and K-Direct standard commercial plants.

“Bechtel brings a high level of expertise to our commercial efforts,” commented Mark Sexton, CEO. “This engineering work is the next step in enhancing our standard design, and the first step in our relationship with Bechtel in building future facilities. Our construction and operating experience at Ft. Union, combined with Bechtel’s expertise, will enhance and accelerate implementation of our K-FuelTM and K-Direct facilities.”

About Bechtel
Bechtel is a global engineering, construction and project management company with more than a century of experience on complex projects in challenging locations. Privately owned with headquarters in San Francisco, the company has 40 offices around the world and 40,000 employees. Bechtel had revenues of $18.1 billion in 2005 and booked new work valued at $18.5 billion.

About KFx
KFx Inc. offers combined energy, environmental and economic solutions to coal-fired power generating facilities and industrial coal users in the United States and internationally. Our proprietary K-FuelTM process uses heat and pressure to physically and chemically transform high moisture, low-Btu coals, such as subbituminous coal and lignite, into a more energy efficient, lower-emission fuel. A co-benefit of the K-FuelTM process is the removal of significant amounts of impurities, including mercury, and the reduction of emissions of sulfur dioxide and nitrogen oxide.

Please visit www.kfx.com for more information.

Forward Looking Statements
Statements in this news release that relate to future plans or projected results of KFx are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under

KFx Inc. ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

the 'safe harbor' provisions of the PSLRA. Our actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in our Annual Report on Form 10-K, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contact:            KFx Inc., Denver, CO
Analyst Contact:
Karli Anderson, Director of Investor Relations
303-293-2992
###

KFx Inc. ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430